EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT ("this Agreement") is made effective as of the 1ST day of April, 2003 (the "Effective Date") by and between GUIDELINE RESEARCH CORP., a New York corporation with offices at 3 West 35th Street, New York, New York 10001 (the "Company") and a subsidiary of FIND/SVP, INC., a New York corporation ("FIND"), and JAY L. FRIEDLAND, an individual residing at 425 East 58th Street, New York, New York 10022 (the "Executive").

      PREMISES: The Executive has served the Company in an executive capacity for a substantial period of time prior to the Effective Date. The Company desires to continue to employ the Executive, and in the capacity described herein, and the Executive desires to continue to be so employed by the Company. The Company and the Executive also desire to set forth in writing their understanding of the terms and conditions governing such employment. Unless the context indicates otherwise, capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Stock Purchase Agreement, dated as of April 1, 2003, by and among the Company, FIND, Robert La Terra and the Executive (the "Purchase Agreement").

      NOW, THEREFORE, in consideration of the foregoing and of the following mutual promises, the Company and the Executive, each intending legally to be bound, agree as follows:

      ss.1. CONTRACT OF EMPLOYMENT. Subject to the terms hereof, the Company employs the Executive anD the Executive accepts his employment with the Company for the Employment Period (as defined in Section 2 hereof). During the Employment Period, the Executive shall serve in and shall occupy the position of Chairman of the Board of the Company. In that capacity the Executive shall have responsibility for those duties that are customary to such office and perform, for and on behalf of the Company, all of the duties of Chairman of the Board as shall reasonably be determined by the Chief Executive Officer ("CEO") of FIND from time to time. In addition, Executive shall, to the extent appropriate, maintain ongoing relationships with the Company's key existing and prospective clients. Without limitation of any of the foregoing, Executive also shall assume and carry out such duties or responsibilities as from time to time may be assigned or delegated to the Executive by the CEO of FIND, provided that such additional duties and responsibilities are fair and reasonable under the circumstances, do not unreasonably increase the demands upon the Executive's time or energies, and are not inconsistent with the Executive's position as Chairman of the Board. In fulfilling the responsibilities of his position, the Executive will observe all lawful policies, procedures and directions that from time to time may be adopted and communicated by the Company or the CEO of FIND to the executive or administrative personnel of the Company generally, including through the provisions of the personnel manuals of the Company and FIND (to the extent applicable to the Company), as both may be amended and in effect from time to time.
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      ss.2. EMPLOYMENT PERIOD. The term of the Executive's employment by the
Company (the "Employment Period") shall commence on the Effective Date and shall continue until the earliest to occur of: (i) the second (2nd) anniversary of the Effective Date; (ii) termination of the Executive's employment in accordance with Sections 6(a), 6(b) or 6(c) hereof; or (iii) the date of the Executive's death.

      ss.3. TIME AND EFFORT; DISCLOSURE AND FAIR DEALING. During the Employment Period, the Executive shall devote his entire business time, best efforts, attention, energies, skill and abilities, during usual business hours and at such other times as are reasonably required by his position as Chairman of the Board, by the CEO of FIND, or by the Company's Board of Directors, to (a) diligently and faithfully carry out his responsibilities and duties hereunder;
(b) use his best efforts to promote the success and expansion of the Company's business, and (c) cooperate fully with the Board of Directors and the CEO of FIND in the advancement of the best interests of the Company and FIND. During the Employment Period, the Executive shall carry out his responsibilities and duties at the offices of the Company, which, for the first two years of the Employment Period, shall remain at 3 West 35th Street, New York, New York; provided, that Executive may be required to travel from time to time in connection with his duties hereunder and the demands of the business of the Company. Notwithstanding the proviso set forth in the preceding sentence, the CEO of FIND shall give Executive advance verbal notice of any required travel to the extent that such travel is reasonably foreseeable, and such travel requirements shall be at reasonable frequencies and for reasonable duration taking into account the nature of the business of the Company and its past practice. Executive shall not, without the prior written consent of the CEO of FIND (x) do anything or permit anything to be done at his direction inconsistent with his duties to the Company or its Affiliates or opposed to their best interests, or (y) become an officer, director, employee or consultant of, or otherwise become associated with or engaged in, any business other than that of the Company; provided, that the CEO of FIND shall not unreasonably withhold such consent as a result of (y) above, so long as such activity (i) shall occur entirely on Executive's own time and does not materially interrupt, interfere with, or otherwise detract from the Executive's performance of the duties and responsibilities of the Executive to the Company, and (ii) does not benefit, directly or indirectly, any organization or activity that in any manner competes or is known to have planned to compete, directly or indirectly, with the Company or FIND or any of their respective Affiliates. Any consent granted by the CEO of FIND pursuant to the preceding sentence may be limited from time to time or revoked by the CEO of FIND. Nothing in this Section 3 shall prevent the Executive from engaging in additional activities in connection with personal investments (including passive real estate and securities investments) and community affairs that are not inconsistent with the Executive's duties under this Agreement. The Executive will promptly disclose to the Company's Board of Directors and the CEO of FIND all information, opportunities, developments and other matters coming to the Executive's attention that pertain or are relevant to the operations of the Company or any of its Affiliates or to the conduct of their respective businesses. The Executive will promptly communicate, fully cooperate and deal fairly and openly with the Company's directors, other officers or key personnel, and, in general, to the best of his abilities, the Executive will work to achieve efficient and profitable operation of the Company's business and the orderly conduct of the Company's affairs. For purpose of this Agreement "Affiliate" shall mean (i) as to Executive or any of the Consolidated Companies, any party, which directly or


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indirectly, whether alone or through one or more intermediaries, controls, is controlled by, or is under common control with Executive or such Consolidated Company, as the case may be, and (ii) as to FIND, the subsidiaries and related entities of FIND set forth in its filings with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

      ss.4. CONFIDENTIALITY, NON-COMPETITION AND NON-INTERFERENCE.

            (a) PROTECTION OF NONPUBLIC INFORMATION. The Executive hereby acknowledges that (a) during the course of the Executive's employment by the Company the Executive has obtained or will obtain knowledge of and use Confidential Information, as hereinafter defined, (b) public disclosure of such Confidential Information could have an adverse effect on the Consolidated Companies, FIND or its Affiliates and their respective businesses; and (c) the provisions of this Section are reasonable and necessary to prevent the improper use or disclosure of Confidential Information. Both during the Employment Period and at all times thereafter, the Executive (i) shall treat as confidential all Confidential Information, (ii) without the prior written consent of the CEO of FIND, shall not use for any personal purposes, publish, reveal, divulge, transfer or otherwise disclose, or directly or indirectly make available to any party any of such Confidential Information except to such parties that either
(a) are employed by, or (b) have signed a confidentiality agreement with respect to such Confidential Information with, the Consolidated Company(ies) which own(s) or has the right to use such Confidential Information, and such parties have a need for such information for purposes that are in the best interest of such Consolidated Company(ies), and (iii) shall not use Confidential Information in any way that is detrimental to the interests of the Consolidated Companies, FIND or its Affiliates. The term "Consolidated Companies" shall mean the Company, Advanced Analytics, Inc., Guideline/Chicago, Inc., Guideline Consulting Corporation and Tabline Data Services, Inc., and their respective subsidiaries and Affiliates as may exist from time to time. The term "Confidential Information" shall mean any and all knowledge relating to the business and affairs of the Consolidated Companies, FIND or its Affiliates, and their respective trade secrets, business methodologies, financial information, customer and personnel information and data, creditors, shareholders, directors, contractors, agents, consultants, employees, terms of contracts, and other confidential or nonpublic information pertaining to the business practices, properties, services, products, ideas, know-how, improvements and developments of the Consolidated Companies, FIND or its Affiliates, conceived, developed or devised by or for the Consolidated Companies, FIND or its Affiliates, that is or is intended by any of them to be of a confidential nature, including, but not limited to, any and all knowledge relating to products, research, development, inventions, manufacture, purchasing, accounting, finances, costs, profit margins, marketing, merchandising, selling, customer lists, customer requirements and personnel, pricing, pricing methods, computer programs and software, databases and data processing and any and all other such knowledge, information and materials, heretofore or hereafter during the term of this Agreement, conceived, designed, created, used or developed by or relating to the Consolidated Companies, FIND or its Affiliates. The term "Confidential Information" shall include the aforementioned items notwithstanding the fact that such information may or may not be explicitly marked as confidential and notwithstanding the fact that such information could be independently developed by third parties. Nothing contained in this Section 4(a), however, shall be construed as imposing restraints upon the Executive's use of any information


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which is or becomes made publicly available by the Consolidated Companies, FIND or its Affiliates or is or has been rightfully obtained by the Executive from persons other than the Consolidated Companies, FIND or its Affiliates where such persons are under no obligation of trust or confidence to the Consolidated Companies, FIND or its Affiliates. In the event that the Executive is requested or required by subpoena, civil investigative demand or other process to disclose any Confidential Information, the Executive shall promptly notify the Company so that the Company may seek an appropriate protective order or waive compliance with this Agreement. If, failing the entry of a protective order, the Executive is, in the opinion of his counsel, compelled to disclose Confidential Information, the Executive may disclose that portion of the Confidential Information which counsel for the Company advises in writing he is required to disclose.

            (b) COMPETITIVE RESTRICTIONS. During the Employment Period and during the two (2) year period that begins on termination of the Employment Period, the Executive shall not, whether for his account or for the account of any other party other than the Consolidated Companies, FIND or its Affiliates directly or indirectly engage or have any financial interest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, lend the Executive's name to or any similar name to, lend the Executive's credit to or render services or advice to, any organization or activity which in any manner competes with the Consolidated Companies, FIND or its Affiliates with respect to Business or Purchaser's Business. For purposes of this Section 4(b), the term "compete" shall mean with respect to the Consolidated Companies, FIND and its Affiliates: (i) with respect to or in connection with conducting any Business or Purchaser's Business, calling on, soliciting, taking away, or accepting as a client or customer or attempting to call on, solicit, take away or accept as a client or customer, any individual, person, partnership, corporation, association or other entity or enterprise that was a client or customer of the Consolidated Companies, FIND or its Affiliates during the Employment Period or known by the Executive to be a customer of the Consolidated Companies, FIND or its Affiliates before or after the Employment Period but prior to the expiration of the one (1) year period that begins on termination of the Employment Period; (ii) with respect to any business reason other than in connection with the Business or Purchaser's Business, calling on, soliciting, taking away, or accepting as a client or customer or attempting to call on, solicit, take away or accept as a client or customer, any individual, person, partnership, corporation, association or other entity or enterprise that was a client or customer of the Consolidated Companies, FIND or its Affiliates during the Employment Period or known by the Executive to be a customer of the Consolidated Companies, FIND or its Affiliates before or after the Employment Period but prior to the expiration of the one (1) year period that begins on termination of the Employment Period without the prior written consent of the CEO of the Purchaser in each instance, which consent will not be unreasonably delayed or withheld; (iii) soliciting, taking away or attempting to solicit or take away, employ or otherwise engage as an employee, independent contractor or otherwise, any person who is an employee of the Consolidated Companies, FIND or its Affiliates or was an employee of the Consolidated Companies, FIND or its Affiliates during the Employment Period, on behalf of any individual, person, partnership, corporation, association or other entity or enterprise conducting a business which is substantially similar to the Business or Purchaser's Business;
(iv) inducing or attempting to induce any employee of the Consolidated Companies, FIND or its Affiliates to terminate employment with the Consolidated Companies; (v) entering into or


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attempting to enter into any business substantially similar to or competing in any way with the business engaged in or reasonably planned to be engaged in by the Consolidated Companies, FIND or its Affiliates at the time of the termination of the Executive's employment hereunder. For purposes of this
Section 4(b), the words "directly or indirectly" as they modify the word "compete" shall mean (i) acting as an agent, representative, consultant, officer, director, manager, independent contractor or employee of any individual, person, partnership, corporation, association, limited liability corporation, limited liability partnership or other entity or enterprise which competes with the Consolidated Companies, FIND or its Affiliates, the Business or Purchaser's Business, (ii) participating in any such competing entity or enterprise as an owner, member, partner, limited partner, joint venturer, creditor or stockholder (except as a stockholder holding less than a one percent (1 %) interest in a corporation whose shares are actively traded on a regional or national securities exchange or have been registered under Section 12(g) of the Securities and Exchange Act of 1934, as amended); and (iii) communicating to any such competing entity or enterprise the names or addresses or any other information concerning any past, present or identified prospective client or customer.

            (c) NON-INTERFERENCE. At any time during the Employment Period or the two (2) year period immediately thereafter, the Executive shall not interfere with any of the Consolidated Companies', FIND's or FIND's Affiliates' relationships with any party, including any party who, at any time during the Employment Period, was an employee, contractor, supplier or customer of any of the Consolidated Companies, FIND or its Affiliates. At any time during or after the Employment Period, the Executive shall not make public statements which may negatively impact any of the Consolidated Companies, FIND or its Affiliates or any of their respective shareholders, directors, officers, employees or agents with respect to the customers, suppliers, products, personnel or business of any of the Consolidated Companies, FIND or its Affiliates. For purposes of this
Section 4(c), "interfere" shall mean intentional or grossly negligent acts or conduct that is reasonably likely to hamper, hinder or disturb the relationships between the Consolidated Companies, FIND or its Affiliates and any applicable party.

            (d) EMPLOYMENT BY CUSTOMERS AFTER THE EMPLOYMENT PERIOD. The parties acknowledge and agree that employment of Executive by a current or former customer or client of the Consolidated Companies, FIND or its Affiliates (a "Restricted Customer") after the Employment Period will not, in and of itself, result in a breach of this Agreement, provided that, Executive does not conduct any work for such customer or client, except as may be allowed pursuant to
Section 4(d)(ii) hereof, in any field relating to market research and analysis or market data collection ("Market Research") and further provided that all of the following conditions are met:

            (i) Executive's employment with a Restricted Customer is not, at the time of the commencement of such employment, reasonably likely to negatively impact the Consolidated Companies', FIND's or any of its Affiliates' relationship with such Restricted Customer, including its business with such Restricted Customer;

            (ii) Executive's Market Research activities relate only to the internal requirements of such Restricted Customer, and are not provided in


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                  connection with a Restricted Customer's sale of Market
                  Research to third parties;

            (iii) The Consolidated Companies, FIND's and any of its Affiliates'
                  aggregate sales to such Restricted Customer and its Affiliates were less than $250,000 during the last twelve months of the Employment Period, unless the Company and the CEO of FIND shall have waived such requirement in writing;

            (iv) Executive provides such Restricted Customer with a written copy of this Section 4 of the Agreement in its entirety, and such Restricted Customer acknowledges to Company receipt thereof in writing prior to Executive's employment with such Restricted Customer; and

            (v) Executive is otherwise in compliance with each of the covenants and agreements set forth in this Section 4.

            (e) INVENTIONS, ETC. Executive will promptly disclose to the Company and the CEO of FIND all designs, processes, inventions, improvements, discoveries and other information related to the business of the Company (collectively "developments") conceived, developed or acquired by him alone or with others during the Employment Period. All such developments shall be the sole and exclusive property of the Company, and upon request the Executive shall deliver to the Company all drawings, models and other data and records relating to such developments. In the event any such developments shall be deemed by the Company or the CEO of FIND to be patentable or copyrightable, the Executive shall, while employed, at the expense of the Company, assist the Company in obtaining any patents or copyrights thereon and execute all documents and do all other things necessary or proper to obtain letters patent and copyrights and to vest the Company with full title thereto.

            (f) ACKNOWLEDGMENTS BY EXECUTIVE. The Executive acknowledges that:
(a) the services to be performed by him under this Agreement are for a special, unique, unusual, extraordinary and intellectual character; (b) the business of the Consolidated Companies, FIND and FIND's Affiliates is national and international in scope and its products are marketed throughout the United States and in other countries, territories and possessions; (c) the Consolidated Companies and FIND and its Affiliates compete with other businesses that are or could be located in any part of the United States and in other countries, territories and possessions; and (d) the provisions of this Section 4 are reasonable and necessary to protect the business of the Consolidated Companies and FIND and its Affiliates and will not restrict Executive from earning a livelihood.

            (g) FAILURE TO MAKE PAYMENTS. In the event that either (i) the Company fails to make payments to the Executive required under the terms of this Agreement or (ii) FIND fails to make payments to the Executive required under the terms of the Purchase Agreement (other than a failure of FIND to fulfill its obligations to repurchase the Consideration Shares pursuant to Section 2.6 of the Purchase Agreement so long as David Walke purchases or arranges for the purchase of the Exercised Shares in accordance with Section 2.6 thereof and such Consideration Shares are so repurchased), in either case which failure continues for more than twenty (20)


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business days after written notice thereof to the CEO of FIND (except that if two such prior notices have been received by the CEO of FIND within the past twelve month period, no further notice shall be required) and either (a) Executive terminates this Agreement for Good Reason or (b) the Board of Directors of the Company terminates this Agreement other than For Cause, the restrictions imposed by Sections 4(a), 4(b), 4(c) and 4(d) hereof shall no longer be in force or effect; provided, that in the event that the Executive, the Company or FIND shall have a dispute as to whether such termination was effected (a) other than "For Cause" or (b) for "Good Reason", as the case may be, if the Company and/or FIND pays to the Escrow Agent when due such amounts as may be due to Executive on the assumption that such termination was effected (a) other than For Cause or (b) for Good Reason under this Agreement (which amounts shall be held by the Escrow Agent, in an interest bearing account or IOLA account, subject to the final determination of an arbitrator or court pursuant to the terms of Section 13 of this Agreement), the restrictions imposed by
Section 4 of this Agreement shall remain in full force and effect until the final determination of an arbitrator or order of a court pursuant to the terms of Section 13 of this Agreement. Any party or parties awarded a final determination or order in their favor by an arbitrator or court pursuant to
Section 4 hereof shall be entitled to recover from the party or parties against whom such final determination or order is given all reasonable costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party or parties with respect to such arbitration or court proceeding, such award of costs and expenses to be determined by such arbitrator or court.

            (h) REMEDIES. The Executive hereby acknowledges that a breach by the Executive of the provisions of this Section 4 cannot reasonably or adequately be compensated in damages in an action at law; and that a breach of any of the provisions contained in this Section 4 will cause the Consolidated Companies, FIND and FIND's Affiliates irreparable injury and damage. By reason thereof, the Executive hereby agrees that the Consolidated Companies, FIND and FIND's Affiliates shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary, temporary and permanent injunctive and other equitable relief to prevent or curtail any actual or threatened breach of this Section 4 by the Executive; provided, however, that no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach. None of the Consolidated Companies, FIND and FIND's Affiliates shall be required to post bond in connection with seeking any such equitable remedies.

      ss.5. COMPENSATION AND BENEFITS. The Executive and the Company agree to the following compensation arrangements:

            (a) SALARY. For the services to be rendered by the Executive and in consideration of the Executive's other undertakings in this Agreement, the Company shall pay to the Executive a salary at the rate of One Hundred Fifty Thousand Dollars ($150,000.00) per year, which shall be payable in equal periodic installments according to the Company's normal payroll practices, but no less frequently than monthly. The salary of Executive may be (but is not required to be) increased from time to time in the discretion of the CEO of FIND based upon such factors as each of the CEO of FIND and the Company's Board of Directors may consider relevant. If the Employment Period ends on a day that precedes the last accounting day of a fiscal or compensation period, any amounts payable to the Executive for that period shall be reduced in accordance with a fraction of which the numerator shall be the number of


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days of the period during which the Employment Period was in effect and the denominator shall be the number of days comprising the entirety of such fiscal or compensation period.

            (b) OMG BONUS PROGRAM. In addition to the Salary and benefits provided hereunder, Executive shall be entitled to participate in the OMG bonus incentive plan pursuant to the terms thereof, as may be amended from time to time.

            (c) EXPENSE REIMBURSEMENT. The Company shall reimburse the Executive for ordinary, necessary and reasonable expenses incurred by him in the performance of the Executive's duties hereunder substantiated with proper invoices, receipts, or other supporting documentation, including expenses of travel, lodging and sustenance while away from home on business of the Company, provided that such expenses are incurred and accounted for in accordance with the reasonable policies and procedures established by the Board of Directors of the Company and the CEO of FIND from time to time. Executive shall file expense reports with respect to such expenses. Except such expenses that will be reimbursed by a client or customer of the Consolidated Companies, Executive shall not incur expenses in excess of $3,000 in connection with (i) a business trip or (ii) any other individual or series of related personal expenditures without the prior written authorization of the CEO of FIND.

            (d) BENEFIT PLANS. During the Employment Period, subject to the eligibility and other conditions thereof and payment of any required contributions, the Executive and his immediate family shall be entitled to participate in all employee pension or welfare benefit plans and arrangements generally maintained for executive employees of FIND (presently or in the future, and subject to termination or amendment) and in which the Executive is or may become eligible to participate (including, without limitation, any defined benefit pension plan currently maintained by FIND, group life insurance, accidental death and dismemberment plans, and medical plans) or, if during the Employment Period the Executive cannot be covered by the Company's medical plan or such medical plans are terminated or amended, he and his family will be provided with coverage comparable to the medical plan of the Company on the date hereof. The Company and FIND retains the right to terminate, alter, replace or modify benefits under any medical plans or policies on a non-discriminatory basis from time to time.

            (e) OTHER FRINGE BENEFITS. Executive shall be entitled to an aggregate maximum of fringe and other benefits equaling up to $37,500 per year on a cost basis to the Company and FIND (the "Benefit Maximum Amount"), excluding all benefits provided to him and his family under Section 5(d) hereof. The Benefit Maximum Amount may be expended on benefits (other than additional vacation time) as he shall reasonably request, including, without limitation, life, medical and disability insurance of his choosing, and one leased automobile of his choosing and insurance, parking and maintenance therefor. To the extent that Executive does not ask for or receive the Benefit Maximum Amount, within forty-five (45) days following the end of such year, the Company shall pay to Executive the difference between Benefit Maximum Amount and the amount actually expended on such benefits. To the extent that Executive receives benefits equaling more than the Benefit Maximum Amount, Executive shall promptly reimburse the Company for all such amounts exceeding the Benefit Maximum Amount, which amounts the Company may setoff against any amounts it owes to Executive hereunder or otherwise.

            (f) VACATIONS. During the Employment Period, the Executive shall be entitled to vacation in accordance with the Company's established accrual and other vacation


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policies for executive employees (which are subject to change from time to time and provided that in no event shall such vacation time accrue at less than five
(5) weeks per annum). Executive and the Company acknowledge that on the date hereof Executive has accrued thirteen (13) vacation days, which are in addition to the vacation time set forth above. The Executive shall also be entitled to all paid holidays afforded by the Company to its employees. Unused parts of any vacation and unused holidays will not be separately compensable or otherwise form the basis for additional compensation and shall not be accumulated so as to be available in respect of any subsequent 12-month period.

            (g) STOCK OPTIONS. Pursuant to the terms of the FIND/SVP, INC. Stock Incentive Plan of 1996, as amended, or such other stock incentive plan of FIND as may be in effect from time to time (the "Plan") the Executive shall be granted options to purchase up to 100,000 shares of Common Stock of FIND (the "Common Stock") per year at the end of each calendar year of the term with such number of shares granted based upon the performance criteria set forth on
Schedule 5(g) hereof. The terms and provisions of the options and any other compensation paid pursuant to this Section shall be more fully set forth in stock option agreements and other appropriate agreements to be entered into by the Executive and FIND. The grant thereof shall be subject to the terms of the Plan and the execution of such agreements. If an amount of shares or options under the Plan are not immediately available for issuance pursuant to the terms hereof, such shares and options will be issued promptly upon becoming available.

            (h) TAX AND OTHER WITHHOLDINGS. The amounts payable under this
Section 5 or Section 6(d) hereof are subject to all applicable federal and state income tax, social security and other governmentally mandated withholdings, and any contributions the Executive may authorize to be withheld from his compensation. In addition, Executive's salary shall be reduced by the annual and other expenses of the Letter of Credit provided to him on behalf of David Walke pursuant to the Purchase Agreement and the Company shall pay over such amounts to David Walke when incurred.

      ss.6. TERMINATION OF EMPLOYMENT.

            (a) FOR CAUSE. The Company may terminate the Executive's employment and all of the Company's obligations hereunder at any time for Cause, as defined below. Such termination shall be evidenced by written notice delivered to the Executive, unequivocally stating the Company's decision to terminate the Executive's employment under this Section 6(a) and specifying the Cause for such termination. Such termination shall be effective on the date stated in such notice; provided, that in no event shall such termination date be more than sixty (60) days after the date that the notice is delivered. For purposes hereof, the term "Cause" shall mean one or more of the following: (i) the court appointment of a conservator or like official for the person or property of the Executive; (ii) the Executive's conviction of, or the entering of a guilty plea or plea of no contest with respect to, a crime of moral turpitude or a felony;
(iii) the issuance of a court order, judgment or decree enjoining or having the effect of preventing the Executive from performing his duties under this Agreement; (iv) the Executive's willful failure to substantially perform his duties hereunder under the direction of the CEO of FIND or to adhere to any written Company policy generally applied (or FIND policy applicable to the Company and generally applied) if the Executive has been given a reasonable opportunity to comply with such duties or policy or cure his failure to comply (which reasonable opportunity must be granted by notice no less than twenty (20) business days preceding termination of this


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Agreement, except that if two such prior notices have been received by Executive for substantively the same or related matter, no further notice or cure or compliance period shall be required); (v) because of his physical or mental illness, injury, psychological disability or other infirmity pursuant to the criteria set forth on SCHEDULE 6(a) hereto, the Executive does not fulfill his duties hereunder on a full-time basis for either sixty (60) consecutive days or one hundred twenty (120) days in any period of eighteen (18) months; (vi) the Executive's commission of a willful action or an act of fraud, deception or dishonesty when acting for the Company or under other circumstances, and such act harms or may reasonably be expected to harm the Company or any of its Affiliates or their respective businesses, including, without limitation, (A) the appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company and (B) the misappropriation (or attempted misappropriation) of any of the Company's funds or property; (vii) the Executive's gross negligence or willful misconduct in connection with his duties hereunder; or (viii) the Executive's breach of any of the covenants contained in Section 4 hereof.

            (b) FOR GOOD REASON. The Executive shall be entitled to terminate Executive's employment and all of his obligations hereunder (except the obligations set forth in (i) Section 4 unless otherwise permitted pursuant to
Section 4(g) hereof and (ii) Sections 6(d) and 6(e)) for Good Reason, as defined below, and as of the expiration of a period of twenty (20) business days following the Executive's delivery of a written notice to the Company setting forth his election to terminate the Executive's employment hereunder and specifying briefly the facts forming the basis for the Executive's exercise of his right of termination pursuant to this Section. For purposes of this Agreement, "Good Reason" shall mean any act or omission on the part of the Company which constitutes a material breach of this Agreement or the Purchase Agreement, unless the Company ceases, corrects and cures all adverse effects of such breach within the 20 business day notice period specified in this Section, if reasonably curable during such period, or if not reasonably curable in such period, the Company commences to cure such breach within such period and diligently proceeds to cure such breach within forty (40) days thereafter.

            (c) OTHER THAN FOR CAUSE. Subject to Executive's rights pursuant to
Section 6(d) hereof, the Company shall be entitled to terminate this Agreement for any or no reason.

            (d) COMPENSATION AND BENEFITS FOLLOWING TERMINATION.

            (I) If the Executive's employment with the Company is terminated by the Company upon the death of Executive, for Cause in accordance with Section 6(a) hereof or by the Executive for other than Good Reason in accordance with
Section 6(b) hereof, the Company shall pay the Executive, without deduction or set off except for tax, social security or other mandated withholdings, the amounts set forth in subsections (A) and (B) below:

            (A) On or before the executive's payroll date next following the day on which such termination becomes effective (the "Termination Date"), an amount equal to that proportion of the Executive's salary, at the rate then in effect, determinable under Section 5(a) hereof, and

            (B) With reasonable promptness following the Termination Date, reimbursement for all expenses subject to reimbursement under
                  Section 5(c) hereof.

            (II) If the Executive's employment with the Company is terminated
(a) by the Company other than for Cause (except as a result of the death of Executive), or (b) by the Executive for Good Reason, the Executive shall (i) continue to be provided salary and those benefits specified hereunder for the time specified hereunder and, except to the extent prohibited by applicable law, as if Executive was still employed by the Company; and (ii) be paid in lieu of the One Year Deferred Consideration Amount and/or the Two Year Deferred Consideration Amount, as the case may be, an amount of liquidated damages equal to either (a) if Executive's employment is terminated on or prior to the one year anniversary of the Effective Date, an amount equal to $1,372,500; or (b) if Executive's employment is terminated after the one year anniversary of the Effective Date, an amount that would be payable as the Executive's portion of the Two Year Deferred Consideration Amount based on the Two-Year Adjusted EBITDA equaling twice the annualized Adjusted EBITDA of the Company for the period commencing on the Effective Date and ending on the date of the termination of Executive's employment. For purposes of this Section 6(d)(II), "Adjusted EBITDA" shall mean the gross profit of each Valid Market Research Project of the Consolidated Companies for the applicable fiscal year calculated in accordance with GAAP and consistent with historical practices, less the sum of, to the extent not already deducted in calculating such gross profit:(a) $4,100,000.00, inclusive of labor costs historically included by the Consolidated Companies in the "Selling, General and Administrative" expense category in their financial statements; (b) to the extent not already deducted in calculating EBITDA, three percent (3%) of the sales of the Consolidated Companies, such sales to be determined in accordance with GAAP; and (c) to the extent not already deducted in calculating EBITDA, ten percent (10%) of sales of the Consolidated Companies that are sourced by the Purchaser or its Affiliates (other than the Consolidated Companies), such sales to mean sales determined in accordance with GAAP less pass through costs charged to customers.

            (III) After termination of the Employment Period and any additional period for which he is being paid or due salary pursuant to Section 6(d)(II) hereof, Executive shall be entitled, at his own cost, to continue any medical benefits provided to him during the Employment Period to the extent permitted under the policies and plans of the Company.

            (IV) Executive agrees that no payments or benefits shall be due Executive after the Employment Period under this Section 6 or otherwise with respect to this agreement or Executive's employment with the Company until such time as Executive executes before a notary the Release annexed hereto as EXHIBIT 6(D)(IV) hereto and delivers an original counterpart thereof to the CEO of FIND.

            (e) USE AND RETURN OF MATERIALS. At the termination of the Employment Period, irrespective of the reasons for such termination, the Executive shall return to the Board of Directors of the Company the originals and all copies of correspondence, memoranda, papers, files, records and other materials that may at any time have come into his possession and relate to the business and affairs of the Company or any of its Affiliates.

      ss.7. INDEMNIFICATION.

            (a) GENERALLY. The Executive hereby agrees to indemnify the Company for all loss, damage, deficiency, liability, cost and expense (including without limitation, costs and expenses of litigation and reasonable attorneys' fees) which may be incurred, suffered, or sustained as a result of a breach of this Agreement by the Executive. The Company hereby agrees to indemnify the Executive for all loss, damage, deficiency, liability, cost and expense (including, without limitation, costs and expenses of litigation and reasonable attorneys'
fees) which may be incurred, suffered, or sustained by the Executive as a result of a breach of this Agreement by the Company and to indemnify the Executive in his position as an officer and director of the Company to the full extent of the law.

            (b) COSTS OF ENFORCEMENT. In the event that either party brings an action or arbitration proceeding to enforce such party's rights under this Agreement, including any provision of Section 4 hereof, any party or parties prevailing in such action by judgment or order of a court of competent jurisdiction or award of arbitration shall be entitled to recover from the party or parties against whom the order or award is given or the judgment or award is entered all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party or parties with respect to such action or proceeding, such award of costs and expenses to be determined by the Court or the arbitrators, as the case may be.

      ss.8. REASONABLENESS OF RESTRICTIONS: SEVERABILITY. The Executive has carefully read and considered the provisions of Section 4 hereof, and agrees that the restrictions set forth in such Section are fair and are reasonably required for the protection of the legitimate interests of the Company. In the event that, notwithstanding the foregoing, any section of this Agreement, or any other part hereof, shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions thereof and hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. Without limiting the foregoing, in the event that any provision of Section 4 hereof relating to the time period or the areas of restriction (or both) shall be held by a court of competent jurisdiction to exceed the maximum time period or area such court deems reasonable and enforceable, the time period or areas of restriction (or both) deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period or areas of restriction (or both). The periods of time applicable to any covenant in Section 4 shall be extended by the duration of any violation by the Executive of such covenant. The Executive shall, while the covenants under Section 4 are in effect, give notice to the Company, within ten days after accepting any other employment, of the identity of the Executive's employer. The Company may notify such employer that the Executive is bound by this Agreement and, at the Company's election, furnish such employer with a copy of the relevant portions of this Agreement.

      ss.9. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the successors and assigns of the Company and the Executive's heirs and legal representatives. This Agreement and the rights, interest and benefits of the Executive shall not, however, be subject to voluntary or involuntary assignment, transfer, or hypothecation, directly or indirectly, by the Executive or his heirs and legal representatives without the prior written consent of the Board of Directors of the Company.

      ss.10. MODIFICATION AND WAIVER. No modification or waiver of any of the provisions of this Agreement, and no extension or renewal of or substitution for this Agreement shall be binding upon either of the parties hereto unless made in writing and signed by the Executive and signed on behalf of the Company by its duly authorized officer.

      ss.11. ENTIRE AGREEMENT. This Agreement and the applicable provisions of the Purchase Agreement constitute the entire agreement between the parties hereto with respect to the employment of the Executive and supersede any and all prior agreements, whether oral or written, concerning such employment.

      ss.12. NOTICES. All notices and other communications provided in connection with this Agreement shall be in writing and shall be deemed effectively given in all respects (a) when received, if manually delivered or delivered by overnight mail courier; or (b) at the time of transmission if transmitted by facsimile (with confirmed receipt) and confirmed in written hard copy actually delivered prior to the end of the third business day thereafter.

Notice to the Company shall be addressed to:

               Guideline Research Corp.
               3 West 35th Street
               New York, New York 10001
               Fax: (212) 629-0061
               Attention: President

With copies to:

               FIND/SVP, INC.
               625 Avenue of the Americas
               New York, New York  10011
               Fax: (212) 255-7632
               Attention: Chief Executive Officer

               and

               Kane Kessler, P.C.
               1350 Avenue of the Americas
               26th Floor
               New York, New York   10019
               Attn: Robert L. Lawrence, Esq.
               Fax: (212) 245-3009

or at such other address or to the attention of such other person as the Company may designate by written notice to the Executive.

Notices to the Executive shall be addressed to:

               Jay L. Friedland
               425 East 58th Street
               New York, New York 10022

With a copy to:

               Wormser, Kiely, Galef & Jacobs LLP
               825 Third Avenue
               New York, New York 10022
               Fax: (212) 687-5703
               Attention: Robert F. Jacobs, Esq.

      ss.13. ARBITRATION. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the choice of law principles thereof. Except in the event of the need for immediate equitable relief from a court of competent jurisdiction to prevent irreparable harm pending arbitration relief, and except for enforcement of a party's remedies to the extent such enforcement must be pursuant to court authorization or order under applicable law, any dispute between the parties hereto or under any other document, instrument or writing executed pursuant to this Agreement shall be settled, by arbitration before three arbitrators pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "Rules") in New York, New York or such other location as may be agreed upon by the parties. For purposes of this Agreement, the parties consent to jurisdiction in New York for any arbitration proceeding or any action to enforce an arbitration award. The arbitrators shall be selected by a joint agreement of the parties; provided that if they do not so agree within twenty (20) business days of the date of the request for arbitration, the selection shall be made pursuant to the Rules. Nothing in this Agreement shall prevent the parties hereto from settling any dispute by mutual agreement at any time. Any party or parties awarded a final determination or order in their favor by an arbitrator or court pursuant to this Section 13 shall be entitled to recover from the party or parties against whom such final determination or order is given all reasonable costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party or parties with respect to such arbitration or court proceeding, such award of costs and expenses to be determined by such arbitrator or court.

      ss.14. COUNTERPARTS; FACSIMILE TRANSMISSION This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and of which, when taken together, shall be deemed to constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement, provided, however, that in each instance an original executed counterpart shall be promptly delivered to the other party by hand or overnight courier.

      ss.15. SURVIVAL. The provisions of Sections 4, 6(d), 6(e) and 7 shall survive the termination of this Agreement.

      ss.16. PARTICIPATION OF PARTIES. The parties hereto acknowledge that this Agreement and all matters contemplated herein, have been negotiated among all parties hereto and their respective legal counsel and that all such parties have participated in the drafting and preparation of this Agreement from the commencement of negotiations at all times through the execution hereof.

                            (signature page follows)

      IN WITNESS WHEREOF, the Company and the Executive have duly executed this Agreement on or as of the Effective Date.

                                            COMPANY:

                                            GUIDELINE RESEARCH CORP.

                                            By: /s/ Robert La Terra
                                                --------------------------------
                                                Name:  Robert La Terra
                                                Title: President


                                            EXECUTIVE:

                                            /s/ Jay L. Friedland
                                            ------------------------------------
                                            Jay L. Friedland

ACCEPTED AND AGREED TO
WITH RESPECT TO THE SPECIFIC
PROVISIONS OF SECTIONS
5(d), 5(e) AND 5(g):

FIND/SVP, INC.

By: /s/ David Walke
    ------------------------------
    Name:  David Walke
    Title: Chief Executive Officer